EX-FILING
FEES
Calculation of Filing Fee Table
FORM 424B2
1

NOMURA HORUDINGUSU KABUSHIKI KAISHA
(Exact Name of Registrant as Specified in Its Charter)

NOMURA HOLDINGS, INC.
(Translation of registrant’s name into English)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Non-Convertible Debt	$1,000,000,000 7.000% Fixed Rate Resetting Perpetual Subordinated Debt Securities	457(r)	$1,000,000,000	100.000%	$1,000,000,000	0.0001531	$153,100

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

	Total Offering Amounts					$1,000,000,000		$153,100

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$153,100

1	Final prospectus supplement.